Exhibit 99.1

News Release

Contact:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
FIRST QUARTER OF 2006

EARNINGS SUMMARY	Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Net income	$1,153	$1,143	$1,071	0.9	7.7
Earnings per share (diluted)	0.63	0.62	0.57	1.6	10.5

Return on average assets (%)	2.23	2.18	2.21
Return on average common equity (%)	23.3	22.6	21.9
Efficiency ratio (%)	44.9	43.3	41.7
Tangible efficiency ratio (%)*	42.4	40.9	39.5

Dividends declared per common share	$0.33	$0.33	$0.30	—	10.0
Book value per common share (period-end)	10.80	11.07	10.43	(2.4)	3.5
Net interest margin (%)	3.80	3.88	4.08
*	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, April 18, 2006 — U.S. Bancorp (NYSE: USB) today reported net income of $1,153 million for the first quarter of 2006, compared with $1,071 million for the first quarter of 2005. Net income of $.63 per diluted share in the first quarter of 2006 was higher than the same period of 2005 by 10.5 percent, or $.06 per diluted share. Return on average assets and return on average common equity were 2.23 percent and 23.3 percent, respectively, for the first quarter of 2006, compared with returns of 2.21 percent and 21.9 percent, respectively, for the first quarter of 2005.
     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Our Company’s first quarter results included a number of highlights. We, once again, achieved industry-leading performance metrics of return on assets of 2.23 percent and return on average

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

common equity of 23.3 percent. In fact, the return on average common equity, along with earnings of 63 cents per diluted share, were record highs for our Company. Further, we returned 158 percent of our earnings to our shareholders through dividends and share buybacks, while exceeding our capital targets for the quarter.
     “Year-over-year, this quarter’s results were driven by very good growth in our fee-based businesses, as well as lower credit costs. Fees, driven by payments, trust and investment management and retail banking, grew year-over-year by 12 percent. This increase represented both strong organic growth and the benefit of recent acquisitions in the payments and trust and investment management business lines. Fee-based revenue growth was solid year-over-year and, as you know, our first quarter is seasonally the weakest.
     “We achieved good quality loan growth again this quarter, although competitive pricing and mix did have an impact on our net interest margin. The net interest margin declined 28 basis points from the first quarter of last year, 20 basis points of which were due to pricing and growth in lower spread assets. At this point it appears as though credit spreads have stabilized. Going forward we will continue to focus on high quality credits which carry the opportunity to cross-sell our great fee-based products.
     “Credit quality was outstanding this quarter. I am very proud of the improvements we have seen over the past few years in the Company’s overall asset quality. We have worked hard to reduce the overall risk profile of the Company and we are seeing the results. We will continue to focus on growing a high-quality loan portfolio that will minimize the volatility of our credit costs now and in the future.
     “Finally, I am proud to announce that April marks the 10-year anniversary of the U.S. Bank Five Star Service Guarantee. Over that ten year period we have used both internal and external measurement tools to track and monitor our success in delivering five star service to our customers, and I am very pleased with the results and how we compare to our major competitors. Our focus on customer service is paying off, and I want to take this opportunity to thank every employee for their dedication to serving their customers and representing our brand so well.
     “We will continue to leverage our balanced business mix, advantaged scale, reduced risk profile, low-cost leadership and dedication to customer service to produce high quality earnings for our shareholders.”
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

     The Company’s results for the first quarter of 2006 improved over the same period of 2005, as net income increased by $82 million (7.7 percent), primarily due to growth in a majority of fee-based products and lower provision for credit losses due to strong credit quality and the near-term favorable impact of bankruptcy legislation enacted in the fourth quarter of 2005. In addition, results for the first quarter of 2006 were impacted by a few notable items. First, mortgage banking revenue and noninterest expense were impacted by the Company’s adoption of Statement of Financial Accounting Standards No. 156 “Accounting for Servicing of Financial Assets” (“SFAS 156”). This statement, issued by the Financial Accounting Standards Board on March 17, 2006, allowed for the adoption of the fair value method of accounting for servicing assets, including mortgage servicing rights (“MSR”). SFAS 156 is effective as of the beginning of any fiscal year after September 15, 2006, with early adoption permitted as of January 1, 2006. The Company elected to retroactively adopt the standard effective January 1, 2006, for its residential mortgage servicing rights resulting in a reduction in mortgage banking revenue of approximately $64 million. This revenue reduction consisted of several components including losses on principal-only securities reclassified as trading securities, a hedging/MSR valuation mismatch due to the timing of the issuance of SFAS 156, and the effect of repayments on the valuation of servicing rights that was previously recognized as part of MSR amortization. This impact to mortgage banking revenue was offset somewhat by changes in noninterest expense resulting in a favorable net effect of $24 million from eliminating mortgage servicing rights amortization and reparation under the new standard. Secondly, during the first quarter, the Company identified certain interest rate swaps that did not qualify for hedge accounting. As a result, the value of these derivatives was recorded as a $44 million trading gain in other noninterest income. Finally, during the first quarter of 2006, the Company implemented Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS 123R”), a revision of an earlier stock-based compensation standard. As a result, the Company recognized $13 million of incremental stock-based compensation expense due to certain provisions that require immediate expense recognition of the value of stock awards to employees that meet retiree status, despite their continued active employment service.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2006 was $206 million (6.6 percent) higher than the first quarter of 2005, primarily reflecting a 16.8 percent increase in noninterest income partially offset by a 1.5 percent decline in net interest income. Noninterest income growth was due to 12.0 percent growth in fee-based revenue across the majority of fee
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

categories driven by organic growth, the expansion in trust and payment processing businesses and the recognition of the derivatives gain, partially offset by the impact of adopting SFAS 156. In addition, there was a favorable change due to $59 million in securities losses in the first quarter of 2005. Total noninterest expense in the first quarter of 2006 was $169 million (12.7 percent) higher than the first quarter of 2005, primarily reflecting operating expenses and business integration costs principally associated with the trust and payment processing businesses, increased pension costs and higher amortization for investments in tax-advantaged projects from a year ago.
     Provision for credit losses for the first quarter of 2006 was $115 million, a decrease of $57 million from the first quarter of 2005. The decrease in the provision for credit losses year-over-year primarily reflected strong credit quality and the near-term favorable impact of changes in bankruptcy law in the fourth quarter of 2005. Net charge-offs in the first quarter of 2006 were $115 million, compared with the fourth quarter of 2005 net charge-offs of $213 million and the first quarter of 2005 net charge-offs of $172 million. Net charge-offs in the fourth quarter of 2005 included approximately $56 million of additional bankruptcy related charge-offs and $8 million of charge-offs related to a policy change to shorten the timeframe for charging off overdrawn deposit accounts in accordance with regulatory guidance. Total nonperforming assets were $619 million at March 31, 2006, compared with $644 million at December 31, 2005, and $665 million at March 31, 2005. The ratio of the allowance for credit losses to nonperforming loans was 432 percent at March 31, 2006, compared with 414 percent at December 31, 2005, and 404 percent at March 31, 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

INCOME STATEMENT HIGHLIGHTS	Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Net interest income	$1,725	$1,785	$1,751	(3.4)	(1.5)
Noninterest income	1,614	1,546	1,382	4.4	16.8

Total net revenue	3,339	3,331	3,133	0.2	6.6
Noninterest expense	1,500	1,464	1,331	2.5	12.7

Income before provision and income taxes	1,839	1,867	1,802	(1.5)	2.1
Provision for credit losses	115	205	172	(43.9)	(33.1)

Income before income taxes	1,724	1,662	1,630	3.7	5.8
Taxable-equivalent adjustment	10	10	7	—	42.9
Applicable income taxes	561	509	552	10.2	1.6

Net income	$1,153	$1,143	$1,071	0.9	7.7

Diluted earnings per share	$0.63	$0.62	$0.57	1.6	10.5

Net Interest Income
     First quarter net interest income on a taxable-equivalent basis was $1,725 million, compared with $1,751 million recorded in the first quarter of 2005. Average earning assets for the period increased over the first quarter of 2005 by $9.8 billion (5.7 percent), primarily driven by a $5.2 billion (32.6 percent) increase in residential mortgages, a $2.9 billion (7.1 percent) increase in total commercial loans, a $2.5 billion (5.8 percent) increase in total retail loans and a $1.1 billion (4.0 percent) increase in total commercial real estate loans. This was partially offset by a $3.1 billion (7.3 percent) decrease in investment securities. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the first quarter of 2006 was 3.80 percent, compared with 4.08 percent in the first quarter of 2005. The decline in the net interest margin reflected the competitive lending environment during 2005, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the first quarter of 2005, credit spreads have tightened by approximately 20 basis points across most lending products due to competitive pricing and a change in mix due to growth in lower-spread, fixed-rate credit products. The net interest margin also declined due to funding incremental asset growth with higher cost wholesale funding, share repurchases and asset/liability decisions designed to minimize the Company’s rate sensitivity position, including a 46.5 percent
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

reduction in the net receive fixed swap position since March 31, 2005. An increase in the margin benefit of net free funds and loan fees partially offset these factors.
     Net interest income in the first quarter of 2006 was lower than the fourth quarter of 2005 by $60 million (3.4 percent). While the Company experienced modest loan growth in most loan categories, growth in lower-spread residential mortgages and fixed-rate retail products drove more than 60 percent of the $1.3 billion increase in average loans from the prior quarter. The increase in average loans was offset by a $1.8 billion decline in average investment securities. The net interest margin of 3.80 percent in the first quarter of 2006 was 8 basis points lower than the net interest margin of 3.88 percent in the fourth quarter of 2005. The decline in the net interest margin from the fourth quarter of 2005 reflected the mix of loan growth toward fixed-rate products, higher short-term rates and funding a higher percentage of earning assets with wholesale funding. During the first quarter of 2006, credit spreads narrowed 3 basis points compared with the fourth quarter of 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

NET INTEREST INCOME	Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q 06 vs	1Q 06 vs
	2006	2005	2005	4Q05	1Q05

Components of net interest income
Income on earning assets	$2,903	$2,843	$2,442	$60	$461
Expense on interest-bearing liabilities	1,178	1,058	691	120	487

Net interest income	$1,725	$1,785	$1,751	$(60)	$(26)

Average yields and rates paid
Earning assets yield	6.40%	6.18%	5.69%	0.22%	0.71%
Rate paid on interest-bearing liabilities	3.10	2.77	1.97	0.33	1.13

Gross interest margin	3.30%	3.41%	3.72%	(0.11%)	(0.42%)

Net interest margin	3.80%	3.88%	4.08%	(0.08%)	(0.28%)

Average balances
Investment securities	$39,680	$41,494	$42,813	$(1,814)	$(3,133)
Loans	139,379	138,069	127,654	1,310	11,725
Earning assets	183,101	183,095	173,294	6	9,807
Interest-bearing liabilities	153,911	151,500	142,052	2,411	11,859
Net free funds*	29,190	31,595	31,242	(2,405)	(2,052)
     * Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earnings assets, other noninterest-bearing liabilities and equity.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

AVERAGE LOANS	Table 4

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Commercial	$38,847	$38,816	$36,083	0.1	7.7
Lease financing	5,078	4,948	4,914	2.6	3.3

Total commercial	43,925	43,764	40,997	0.4	7.1

Commercial mortgages	20,269	20,307	20,268	(0.2)	—
Construction and development	8,347	8,256	7,236	1.1	15.4

Total commercial real estate	28,616	28,563	27,504	0.2	4.0

Residential mortgages	20,987	20,319	15,827	3.3	32.6

Credit card	7,120	6,825	6,417	4.3	11.0
Retail leasing	7,250	7,403	7,198	(2.1)	0.7
Home equity and second mortgages	14,935	14,946	14,844	(0.1)	0.6
Other retail	16,546	16,249	14,867	1.8	11.3

Total retail	45,851	45,423	43,326	0.9	5.8

Total loans	$139,379	$138,069	$127,654	0.9	9.2

     Average loans for the first quarter of 2006 were $11.7 billion (9.2 percent) higher than the first quarter of 2005, driven by growth in average residential mortgages of $5.2 billion (32.6 percent), total commercial loans of $2.9 billion (7.1 percent) and total retail loans of $2.5 billion (5.8 percent). Total commercial real estate loans also increased year-over-year by $1.1 billion (4.0 percent). Average loans for the first quarter of 2006 were higher than the fourth quarter of 2005 by $1.3 billion (.9 percent), reflecting growth in the majority of loan categories.
     Average investment securities in the first quarter of 2006 were $3.1 billion (7.3 percent) lower than in the first quarter of 2005. The change in the balance of the investment securities portfolio from a year ago principally reflected asset/liability risk management decisions to minimize the Company’s rate sensitivity position given the changing rate environment and mix of loan growth. Additionally, the Company reclassified approximately $460 million of principal-only securities to its trading account effective as of January 1, 2006, in connection with the adoption of SFAS 156. During the first quarter of 2006, the Company maintained a mix of approximately 41 percent variable-rate securities.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

AVERAGE DEPOSITS	Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Noninterest-bearing deposits	$28,837	$29,898	$28,417	(3.5)	1.5
Interest-bearing deposits
Interest checking	23,141	22,473	23,146	3.0	—
Money market savings	27,378	28,710	30,264	(4.6)	(9.5)
Savings accounts	5,689	5,648	5,968	0.7	(4.7)

Savings deposits	56,208	56,831	59,378	(1.1)	(5.3)
Time certificates of deposit less than $100,000	13,505	13,397	12,978	0.8	4.1
Time deposits greater than $100,000	21,613	22,205	18,650	(2.7)	15.9

Total interest-bearing deposits	91,326	92,433	91,006	(1.2)	0.4

Total deposits	$120,163	$122,331	$119,423	(1.8)	0.6

     Average noninterest-bearing deposits for the first quarter of 2006 increased $420 million (1.5 percent) compared with the first quarter of 2005 primarily reflecting growth in business demand account balances within most lines of business.
     Average total savings deposits declined year-over-year by $3.2 billion (5.3 percent) due to reductions in average money market savings and savings accounts. Average money market savings balances declined by $2.9 billion (9.5 percent) year-over-year, primarily due to a decline in balances within the branches. This was partially offset by increases in corporate trust and government banking balances. The overall decrease in average money market savings balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch based money market savings accounts have migrated to fixed-rate time certificates, while larger customer money market savings accounts have migrated to time deposits greater than $100,000 as rates increased on the time deposit products.
     Average time certificates of deposit less than $100,000 were higher in the first quarter of 2006 than the first quarter of 2005 by $527 million (4.1 percent). The Company experienced year-over-year growth in average time deposits greater than $100,000 of $3.0 billion (15.9 percent). This growth was broad-based across most areas of the bank including; government banking, commercial and branch banking, private client and corporate trust, as customers migrated balances to higher rate deposits.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

     Average noninterest-bearing deposits for the first quarter of 2006 were $1.1 billion (3.5 percent) lower than the fourth quarter of 2005, primarily due to seasonally lower corporate trust, consumer, mortgage banking and title company balances. Average savings deposits declined by $623 million (1.1 percent) in the current quarter from the fourth quarter of 2005. Time certificates of deposit less than $100,000 increased modestly from the fourth quarter of 2005, while time deposits greater than $100,000 declined by $592 million (2.7 percent).
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

NONINTEREST INCOME	Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Credit and debit card revenue	$182	$197	$154	(7.6)	18.2
Corporate payment products revenue	127	126	107	0.8	18.7
ATM processing services	59	61	47	(3.3)	25.5
Merchant processing services	213	194	178	9.8	19.7
Trust and investment management fees	297	258	247	15.1	20.2
Deposit service charges	232	238	210	(2.5)	10.5
Treasury management fees	107	104	107	2.9	—
Commercial products revenue	104	101	96	3.0	8.3
Mortgage banking revenue	24	109	102	(78.0)	(76.5)
Investment products fees and commissions	38	37	39	2.7	(2.6)
Securities gains (losses), net	—	(49)	(59)	nm	nm
Other	231	170	154	35.9	50.0

Total noninterest income	$1,614	$1,546	$1,382	4.4	16.8

Noninterest Income
     First quarter noninterest income was $1,614 million, an increase of $232 million (16.8 percent) from the same quarter of 2005 and $68 million (4.4 percent) higher than the fourth quarter of 2005. The increase in noninterest income over the first quarter of 2005 was driven by favorable variances in the majority of fee income categories, an increase of $59 million due to net securities losses in the prior year and the recognition of $44 million in trading gains related to interest rate swaps, partially offset by the reduction in mortgage banking revenue. Credit and debit card revenue and corporate payment products revenue were both higher in the first quarter of 2006 than the first quarter of 2005 by $28 million and $20 million, or 18.2 percent and 18.7 percent, respectively. The growth in credit and debit card revenue was primarily driven by higher transaction volumes. The corporate payment products revenue growth reflected growth in sales and card usage, and the acquisition of a small fleet card business. ATM processing services revenue was higher by $12 million (25.5 percent) in the first quarter of 2006 than the same quarter of the prior year, primarily due to the acquisition of an ATM business in May of 2005. Merchant processing services revenue was higher in the first quarter of 2006 than the same quarter of 2005 by $35 million (19.7 percent), reflecting an increase in sales volume driven by new business growth and acquisitions and higher
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

equipment fees. Trust and investment management fees increased by $50 million (20.2 percent) year-over-year, primarily due to improved equity market conditions, account growth and the acquisition of the corporate and institutional trust business of Wachovia Corporation. Deposit service charges grew year-over-year by $22 million (10.5 percent) due to increased transaction-related fees. Other income was higher by $77 million (50.0 percent) as compared to 2005, primarily due to the gain on interest rate swaps that did not qualify as hedges ($44 million), improving end-of-term retail lease residual values, higher student loan sales gains and the receipt of a favorable settlement within the merchant processing business. These favorable changes in fee-based revenue were offset by the decline in mortgage banking revenue, principally driven by the adoption of the fair value method of accounting for mortgage servicing rights ($64 million) and lower gains from the sale of mortgage loan production.
     Noninterest income was higher in the first quarter of 2006 than the fourth quarter of 2005 by $68 million (4.4 percent). This reflected a $49 million increase due to net securities losses in the fourth quarter of 2005, business acquisitions and the net decrease in noninterest income of $20 million from the derivatives and adopting SFAS 156. Merchant processing services revenue increased by $19 million (9.8 percent), due primarily to recent business acquisitions. Trust and investment management fees increased during the first quarter of 2006 by $39 million (15.1 percent) due to core account growth and the Wachovia corporate and institutional trust acquisition. In addition, other revenue increased principally due to the interest rate swap gains, increased levels of student loan sales gains and the favorable settlement within the merchant processing business. These gains were offset by an $85 million (78.0 percent) reduction in mortgage banking revenue primarily due to the adoption of the fair value method of accounting for mortgage servicing rights and lower mortgage loan production. Credit and debit card revenue and deposit service charges decreased by $15 million (7.6 percent) and $6 million (2.5 percent) respectively, reflecting seasonally lower consumer post-holiday spending and lower transaction-related fees from the fourth quarter of 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

NONINTEREST EXPENSE	Table 7

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q06 vs	1Q06 vs
	2006	2005	2005	4Q05	1Q05

Compensation	$633	$601	$567	5.3	11.6
Employee benefits	133	101	116	31.7	14.7
Net occupancy and equipment	165	166	154	(0.6)	7.1
Professional services	35	47	36	(25.5)	(2.8)
Marketing and business development	40	64	43	(37.5)	(7.0)
Technology and communications	117	129	106	(9.3)	10.4
Postage, printing and supplies	66	65	63	1.5	4.8
Other intangibles	85	81	71	4.9	19.7
Other	226	210	175	7.6	29.1

Total noninterest expense	$1,500	$1,464	$1,331	2.5	12.7

Noninterest Expense
     First quarter noninterest expense totaled $1,500 million, an increase of $169 million (12.7 percent) from the same quarter of 2005 and a $36 million (2.5 percent) increase from the fourth quarter of 2005. The increases from a year ago and the fourth quarter of 2005 reflected the impact of business acquisitions and related integration costs and the adoption of the new accounting standards. Compensation expense was higher year-over-year by $66 million (11.6 percent), principally due to business expansion, including the Company’s payment processing businesses, the corporate and institutional trust business of Wachovia Corporation and other growth initiatives and the adoption of SFAS 123R. Employee benefits increased year-over-year by $17 million (14.7 percent), primarily as a result of higher pension costs, payroll taxes and
401(k) costs. Net occupancy and equipment increased in the first quarter of 2006 from the same quarter of 2005 by $11 million (7.1 percent) primarily due to business expansion. Technology and communications expense rose by $11 million (10.4 percent) due to increased software expense and higher outside data processing expense principally associated with expanding a prepaid gift card program. Intangible expense increased year-over-year by $14 million (19.7 percent) primarily due to business expansion in the payment processing and trust businesses. The impact of eliminating amortization
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

of mortgage servicing rights was more than offset by MSR reparation of $54 million recognized in the first quarter of 2005. Other expense increased in the first quarter of 2006 from the same quarter of 2005 by $51 million (29.1 percent), primarily due to the increased investments in tax-advantaged projects relative to a year ago, increased fraud losses and business integration costs.
     Noninterest expense in the first quarter of 2006 was higher than the fourth quarter of 2005 by $36 million (2.5 percent). The increase in noninterest expense in the first quarter of 2006 from the fourth quarter of 2005 was primarily due to a $32 million increase in compensation expense due to business expansion and other initiatives and an increase in benefits expense primarily related to pension costs and seasonally higher payroll taxes and other benefits. In addition, other expense increased during the quarter due to a reduction in the Company’s merchant airline exposure recognized in the fourth quarter of 2005 and an increase in business integration costs, partially offset by a decline in the amortization related to tax-advantaged projects. Offsetting these unfavorable changes were lower costs due to marketing and business development and professional services, primarily due to the timing of business initiatives. Additionally, technology and communications expense decreased by $12 million (9.3 percent), quarter-over-quarter, primarily due to seasonally lower processing costs for the prepaid gift card program and favorable volume-based expense credits that occur seasonally in the first quarter of 2006.
Provision for Income Taxes
     The provision for income taxes for the first quarter of 2006 resulted in an effective tax rate of 32.7 percent compared with an effective tax rate of 34.0 percent in the first quarter of 2005 and an effective tax rate of 30.8 percent in fourth quarter of 2005. The decline in the effective rate from the first quarter of 2005 is primarily due to higher tax exempt income and tax credit investments. The increase in the effective rate from the fourth quarter of 2005 reflected the timing of tax-advantaged investments in the fourth quarter of 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

ALLOWANCE FOR CREDIT LOSSES	Table 8

($ in millions)	1Q	4Q	3Q	2Q	1Q
	2006	2005	2005	2005	2005

Balance, beginning of period	$2,251	$2,258	$2,269	$2,269	$2,269

Net charge-offs
Commercial	5	15	7	9	14
Lease financing	7	7	16	6	13

Total commercial	12	22	23	15	27
Commercial mortgages	2	(1)	2	1	4
Construction and development	—	—	(2)	(3)	2

Total commercial real estate	2	(1)	—	(2)	6

Residential mortgages	7	10	9	8	9

Credit card	46	86	63	64	65
Retail leasing	4	8	5	5	8
Home equity and second mortgages	12	21	14	16	17
Other retail	32	67	42	38	40

Total retail	94	182	124	123	130

Total net charge-offs	115	213	156	144	172
Provision for credit losses	115	205	145	144	172
Acquisitions and other changes	—	1	—	—	—

Balance, end of period	$2,251	$2,251	$2,258	$2,269	$2,269

Components
Allowance for loan losses	$2,035	$2,041	$2,055	$2,082	$2,082
Liability for unfunded credit commitments	216	210	203	187	187

Total allowance for credit losses	$2,251	$2,251	$2,258	$2,269	$2,269

Gross charge-offs	$175	$267	$229	$222	$231
Gross recoveries	$60	$54	$73	$78	$59

Net charge-offs to average loans (%)	0.33	0.61	0.46	0.44	0.55

Allowance as a percentage of
Period-end loans	1.62	1.63	1.65	1.70	1.76
Nonperforming loans	432	414	413	441	404
Nonperforming assets	364	350	351	372	341
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

Credit Quality
     The allowance for credit losses was $2,251 million at March 31, 2006, and at December 31, 2005, compared with $2,269 million at March 31, 2005. The ratio of the allowance for credit losses to period-end loans was 1.62 percent at March 31, 2006, compared with 1.63 percent at December 31, 2005, and 1.76 percent at March 31, 2005. The ratio of the allowance for credit losses to nonperforming loans was 432 percent at March 31, 2006, compared with 414 percent at December 31, 2005, and 404 percent at March 31, 2005. Total net charge-offs in the first quarter of 2006 were $115 million, compared with the fourth quarter of 2005 net charge-offs of $213 million and the first quarter of 2005 net charge-offs of $172 million. The decrease in total net charge-offs was principally due to the impact of changes in bankruptcy legislation that went into effect during the fourth quarter of 2005.
     Retail loan net charge-offs were $94 million in the first quarter of 2006 compared with $182 million in the fourth quarter of 2005 and $130 million in the first quarter of 2005. The decrease in retail loan net charge-offs reflected additional charge-offs in the fourth quarter of 2005 related to the new bankruptcy legislation. Retail loan net charge-offs as a percent of average loans outstanding were .83 percent in the first quarter of 2006, compared with 1.59 percent and 1.22 percent in the fourth quarter of 2005 and first quarter of 2005, respectively. The Company anticipates that bankruptcy charge-offs will return to more normal levels in future quarters.
     Commercial and commercial real estate loan net charge-offs were $14 million for the first quarter of 2006, or .08 percent of average loans outstanding, compared with $21 million, or .12 percent of average loans outstanding, in the fourth quarter of 2005 and $33 million, or .20 percent of average loans outstanding, in the first quarter of 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

CREDIT RATIOS	Table 9

(Percent)	1Q	4Q	3Q	2Q	1Q
	2006	2005	2005	2005	2005

Net charge-offs ratios*
Commercial	0.05	0.15	0.07	0.10	0.16
Lease financing	0.56	0.56	1.29	0.49	1.07
Total commercial	0.11	0.20	0.21	0.14	0.27

Commercial mortgages	0.04	(0.02)	0.04	0.02	0.08
Construction and development	—	—	(0.10)	(0.16)	0.11
Total commercial real estate	0.03	(0.01)	—	(0.03)	0.09

Residential mortgages	0.14	0.20	0.19	0.19	0.23

Credit card	2.62	5.00	3.74	3.93	4.11
Retail leasing	0.22	0.43	0.27	0.27	0.45
Home equity and second mortgages	0.33	0.56	0.37	0.43	0.46
Other retail	0.78	1.64	1.04	1.01	1.09
Total retail	0.83	1.59	1.09	1.12	1.22

Total net charge-offs	0.33	0.61	0.46	0.44	0.55

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.05	0.04	0.05	0.06
Commercial real estate	—	—	0.01	0.01	0.02
Residential mortgages	0.31	0.32	0.30	0.32	0.41
Retail	0.36	0.36	0.36	0.40	0.43
Total loans	0.18	0.18	0.18	0.19	0.22

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.64	0.69	0.74	0.74	0.84
Commercial real estate	0.51	0.55	0.57	0.59	0.68
Residential mortgages	0.53	0.55	0.53	0.55	0.66
Retail	0.52	0.50	0.45	0.43	0.47
Total loans	0.56	0.58	0.58	0.58	0.66
* annualized and calculated on average loan balances
** ratios are expressed as a percent of ending loan balances
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

ASSET QUALITY	Table 10

($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2006	2005	2005	2005	2005

Nonperforming loans
Commercial	$219	$231	$265	$238	$254
Lease financing	41	42	35	60	70

Total commercial	260	273	300	298	324
Commercial mortgages	123	134	144	140	159
Construction and development	23	23	16	21	21

Total commercial real estate	146	157	160	161	180
Residential mortgages	45	48	44	42	41
Retail	70	66	43	13	16

Total nonperforming loans	521	544	547	514	561

Other real estate	71	71	68	68	66
Other nonperforming assets	27	29	29	28	38

Total nonperforming assets*	$619	$644	$644	$610	$665

Accruing loans 90 days or more past due	$251	$253	$242	$258	$285

Restructured loans that continue to accrue interest	$371	$315	$301	$274	$145

Nonperforming assets to loans plus ORE (%)	0.45	0.47	0.47	0.46	0.52
*does not include accruing loans 90 days or more past due
     Nonperforming assets at March 31, 2006, totaled $619 million, compared with $644 million at December 31, 2005, and $665 million at March 31, 2005. The ratio of nonperforming assets to loans and other real estate was .45 percent at March 31, 2006, compared with .47 percent at December 31, 2005, and .52 percent at March 31, 2005. Restructured loans that continue to accrue interest have increased from the first and fourth quarters of 2005, reflecting the impact of implementing higher minimum balance payment requirements for credit card customers in response to industry guidance issued by the banking regulatory agencies.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

CAPITAL POSITION	Table 11

($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2006	2005	2005	2005	2005

Total shareholders’ equity	$20,256	$20,086	$19,864	$19,901	$19,208
Tier 1 capital	16,478	15,145	15,180	14,564	14,943
Total risk-based cap ital	24,328	23,056	23,283	22,362	23,099

Common equity to assets	9.2%	9.6%	9.6%	9.8%	9.7%
Tangible common equity to assets	5.4	5.9	6.2	6.1	6.2
Tier 1 capital ratio	8.9	8.2	8.4	8.1	8.6
Total risk-based capital ratio	13.1	12.5	12.8	12.5	13.3
Leverage ratio	8.2	7.6	7.7	7.5	7.9
     Total shareholders’ equity was $20.3 billion at March 31, 2006, compared with $19.2 billion at March 31, 2005. The increase was the result of corporate earnings and the issuance of $1.0 billion of non-cumulative, perpetual preferred stock on March 27, 2006, offset by share buybacks and dividends.
     Tangible common equity to assets was 5.4 percent at March 31, 2006, compared with 5.9 percent at December 31, 2005, and 6.2 percent at March 31, 2005. The Tier 1 capital ratio was 8.9 percent at March 31, 2006, compared with 8.2 percent at December 31, 2005, and 8.6 percent at March 31, 2005. The total risk-based capital ratio was 13.1 percent at March 31, 2006, compared with 12.5 percent at December 31, 2005, and 13.3 percent at March 31, 2005. The leverage ratio was 8.2 percent at March 31, 2006, compared with 7.6 percent at December 31, 2005, and 7.9 percent at March 31, 2005. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

COMMON SHARES	Table 12

(Millions)	1Q	4Q	3Q	2Q	1Q
	2006	2005	2005	2005	2005

Beginning shares outstanding	1,815	1,818	1,829	1,842	1,858

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	9	6	4	4	5
Shares repurchased	(41)	(9)	(15)	(17)	(21)

Ending shares outstanding	1,783	1,815	1,818	1,829	1,842

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. During the first quarter of 2006, the Company repurchased 41 million shares of common stock. As of March 31, 2006, there were approximately 43 million shares remaining to be repurchased under the current authorization.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

LINE OF BUSINESS FINANCIAL PERFORMANCE*	Table 13

($ in millions)
	Net Income			Percent Change		1Q06
	1Q	4Q	1Q	1Q06 vs	1Q06 vs	Earnings
Business Line	2006	2005	2005	4Q05	1Q05	Composition

Wholesale Banking	$279	$282	$253	(1.1)	10.3	24%
Consumer Banking	448	458	414	(2.2)	8.2	39
Private Client, Trust and Asset Management	134	128	109	4.7	22.9	11
Payment Services	226	169	169	33.7	33.7	20
Treasury and Corporate Support	66	106	126	(37.7)	(47.6)	6

Consolidated Company	$1,153	$1,143	$1,071	0.9	7.7	100%

* preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2006, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $279 million of the Company’s net income in the first quarter of 2006, a 10.3 percent
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

increase over the same period of 2005 and a 1.1 percent decrease from the fourth quarter of 2005. The increase in Wholesale Banking’s first quarter 2006 contribution over the same quarter of 2005 was the result of favorable variances in total net revenue (4.0 percent) and the provision for credit losses. The favorable variance in total net revenue year-over-year was the result of growth in net interest income (5.9 percent), while the business line’s total noninterest income remained relatively flat during the first quarter of 2006. Increases in commercial lease and foreign exchange trading revenue were offset by an unfavorable variance in equity investment revenue. The increase in net interest income was driven primarily by loan growth and the margin benefit of deposits partially offset by tighter credit spreads. The lower provision for credit losses reflected strong economic conditions resulting in an increase in net recoveries of $17 million compared with a year ago.
     The decrease in Wholesale Banking’s contribution to net income in the first quarter of 2006 from the fourth quarter of 2005 was the result of an unfavorable variance in total net revenue (3.0 percent) partially offset by lower total noninterest expense (3.9 percent) and provision for credit losses. Total net revenue was lower on a linked quarter basis with decreases in both net interest income (2.1 percent) and noninterest income (4.6 percent). The unfavorable variance in net interest income was primarily due to seasonally lower deposit balances partially offset by the benefit from wider deposit spreads. The decrease in noninterest income on a linked quarter basis was primarily due to decreases in capital markets revenue, commercial lease revenue and income related to equity investments, partially offset by an increase in treasury management fees. Net recoveries of $14 million in the first quarter of 2006, compared with net recoveries of $7 million in the fourth quarter of 2005, drove the favorable variance in the provision for credit losses quarter-over-quarter.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $448 million of the Company’s net income in the first quarter of 2006, an 8.2 percent increase over the same period of 2005 and a 2.2 percent decrease from the prior quarter. The favorable increase year-over-year was the result of higher total net revenue (1.0 percent), a reduction in total noninterest expense (4.0 percent) and lower provision for credit losses (13.8 percent). Total net revenue was higher than the same quarter of 2005 due to
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

growth in net interest income (4.2 percent), partially offset by a reduction in noninterest income (5.6 percent). Net interest income was higher year-over-year primarily due to growth in average loan balances of 12.3 percent and the margin benefit of deposits, somewhat offset by lower spreads on those assets given the competitive lending environment. Noninterest income decreased in the first quarter of 2006 over the same period of 2005, principally due to a reduction in mortgage banking revenue of $64 million due to adopting fair value accounting for mortgage servicing rights as of January 1, 2006, and lower mortgage loan production given rising interest rates. The business line generated strong growth from a year ago in deposit service charges (10.5 percent) and other revenue (56.6 percent). The increase in other revenue included higher gains from the sales of student loans and improving end-of-term retail lease residual values. Total noninterest expense in the first quarter of 2006 was lower compared with the same quarter of 2005, due to the elimination of MSR amortization under SFAS 156 which resulted in a decrease in other intangible expense of nearly $50 million. This favorable variance was partially offset by an increase in compensation and employee benefits (2.9 percent) and in net shared services expense (6.7 percent) based on transaction volumes. An $11 million year-over-year decrease in net charge-offs (13.8 percent) drove the favorable variance in the business line’s provision for credit losses.
     The decrease in Consumer Banking’s contribution in the first quarter of 2006 from the fourth quarter of 2005 was the result of an unfavorable variance in total net revenue (6.5 percent) partially offset by lower total noninterest expense (8.6 percent) and provision for credit losses (24.2 percent). The decline in total net revenue was due primarily to a decline in total noninterest income (15.3 percent) which reflected the impact of adopting SFAS 156 on mortgage banking revenue and seasonally lower deposit service fees, partially offset by higher gains from the sales of student loans. Noninterest expense was also impacted by the adoption of SFAS 156, as amortization of servicing rights was nearly $50 million lower on a linked quarter basis. In addition, there were favorable variances in travel and entertainment, other loan expense and marketing and business development expense due to seasonality and the timing of business initiatives. These expense reductions were partially offset by increased net shared services expense from the fourth quarter of 2005. The decrease in the provision for credit losses was due to a $22 million decrease in net charge-offs, primarily related to the impact of new bankruptcy legislation in the fourth quarter of 2005.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund servicing through five businesses: Private Client Group, Corporate Trust, FAF Advisors, Institutional Trust and Custody and Fund Services. Private Client, Trust and Asset Management contributed $134 million of the Company’s net income in the first quarter of 2006, 22.9 percent higher than the same period of 2005 and 4.7 percent higher than the fourth quarter of 2005. The increase in the business line’s contribution in the first quarter of 2006 over the same quarter of 2005 was the result of a favorable variance in total net revenue (22.4 percent) partially offset by an increase in total noninterest expense (22.8 percent). Net interest income was favorably impacted year-over-year by wider deposit spreads and growth in deposit balances. Noninterest income increased by 21.3 percent from the same quarter of 2005, primarily due to the acquisition of the corporate and institutional trust business of Wachovia Corporation, core account growth and improved equity market conditions. The increase in total noninterest expense was primarily due to the acquisition. The increase in the business line’s contribution in the first quarter of 2006, as compared with the fourth quarter of 2005, was due to similar factors causing favorable total net revenue growth (11.9 percent) partially offset by an increase in total noninterest expense (22.8 percent).
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $226 million of the Company’s net income in the first quarter of 2006, a 33.7 percent increase from the same period of 2005 and from the fourth quarter of 2005. The increase in Payment Services’ contribution in the first quarter of 2006 from the same period of 2005 was the result of higher total net revenue (19.0 percent) and a $29 million favorable variance in the provision for credit losses (32.6 percent), partially offset by an increase in total noninterest expense (21.2 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (21.4 percent) and net interest income (11.0 percent), reflecting growth in higher yielding retail loan balances, offset by increases in noninterest-bearing corporate card balances and rebates. All categories benefited from higher transaction volumes, rate changes and business expansion initiatives. In addition, noninterest income benefited from a favorable settlement within the merchant processing business. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with acquisitions and other business growth initiatives. The $29 million decrease in the provision for credit losses
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

was driven by lower net charge-offs, year-over-year, reflecting the near-term impact of changes in bankruptcy legislation in the fourth quarter of 2005.
     The increase in Payment Services’ contribution in the first quarter of 2006 from the fourth quarter of 2005 was due to improved noninterest income (3.0 percent), lower provision for credit losses (48.7 percent) driven by bankruptcy-related net charge-offs in fourth quarter 2005 and favorable total noninterest expense (4.0 percent). The increase in noninterest income was primarily due to recent merchant processing business acquisitions. The decrease in total noninterest expense from the linked quarter, included a $19 million write-off of a prepaid rewards program associated with a co-branding relationship in the fourth quarter of 2005, seasonally lower costs associated with the prepaid gift card program and the timing of marketing programs.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, prior to the adoption of SFAS 156, changes in MSR valuations due to interest rate changes were managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $66 million in the first quarter of 2006, compared with net income of $126 million in the first quarter of 2005 and $106 million in the fourth quarter of 2005. The decrease in net income in the current quarter from the first quarter of 2005 was caused by an unfavorable change in net interest income ($131 million) reflecting the impact of a flatter yield curve and asset/liability management decisions during the year, including issuing higher cost wholesale funding and repositioning of the Company’s balance sheet during 2005 for changes in the interest rate environment, and higher compensation costs related to incentives and the adoption of SFAS 123R. The adverse impact of net interest income and compensation expense was offset somewhat by growth in noninterest income resulting from the gain on derivatives that did not qualify as hedges. In addition, lower income tax expense, year-over-year, for this line of business reflected the benefit of higher levels of tax-exempt income from securities and insurance products as well as incremental tax credits from tax-advantaged investments. Net income in the first quarter
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

of 2006 was lower than net income in the fourth quarter of 2005 due to lower net interest income ($38 million) driven by the flatter yield curve and funding earning asset growth with wholesale funding, higher compensation costs and other noninterest expenses. Additionally, income tax expense in the fourth quarter of 2005 included higher levels of tax credits due to the timing of investments in tax-advantaged projects.
     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL REVIEW THE FINANCIAL RESULTS IN A PRE-RECORDED CALL ON TUESDAY, APRIL 18, 2006. The call will be available by telephone or on the internet. The pre-recorded call will be available from approximately 7:00 a.m. (CDT) on Tuesday, April 18th through Tuesday, April 25th at 11:00 p.m. (CDT). To access the recorded call, please dial 800-839-5484. Participants calling from outside the United States, please call 402-220-1522. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $210 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,430 banking offices and 4,941 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
(More)

U.S. Bancorp Reports First Quarter 2006 Results
April 18, 2006

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
     This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could further reduce net interest income; (iii) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (iv) competitive pressures could further intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments requiring additional capital expenditure, or bank regulatory reform; (v) changes in consumer spending and savings habits could adversely affect the Company’s results of operations. For other factors that cause actual results to differ from expectations, refer to our most recent Annual Report on Form 10-K on file with the SEC, for example the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
(More)

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2006	2005

Interest Income
Loans	$2,332	$1,911
Loans held for sale	26	21
Investment securities	490	476
Other interest income	43	27

Total interest income	2,891	2,435
Interest Expense
Deposits	503	308
Short-term borrowings	270	112
Long-term debt	403	271

Total interest expense	1,176	691

Net interest income	1,715	1,744
Provision for credit losses	115	172

Net interest income after provision for credit losses	1,600	1,572
Noninterest Income
Credit and debit card revenue	182	154
Corporate payment products revenue	127	107
ATM processing services	59	47
Merchant processing services	213	178
Trust and investment management fees	297	247
Deposit service charges	232	210
Treasury management fees	107	107
Commercial products revenue	104	96
Mortgage banking revenue	24	102
Investment products fees and commissions	38	39
Securities gains (losses), net	—	(59)
Other	231	154

Total noninterest income	1,614	1,382
Noninterest Expense
Compensation	633	567
Employee benefits	133	116
Net occupancy and equipment	165	154
Professional services	35	36
Marketing and business development	40	43
Technology and communications	117	106
Postage, printing and supplies	66	63
Other intangibles	85	71
Other	226	175

Total noninterest expense	1,500	1,331

Income before income taxes	1,714	1,623
Applicable income taxes	561	552

Net income	$1,153	$1,071

Earnings per share	$.64	$.58
Diluted earnings per share	$.63	$.57
Dividends declared per share	$.33	$.30
Average common shares outstanding	1,801	1,852
Average diluted common shares outstanding	1,826	1,880

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2006	2005	2005

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$7,050	$8,004	$5,881
Investment securities
Held-to-maturity	110	109	121
Available-for-sale	39,286	39,659	42,982
Loans held for sale	2,053	1,686	1,635
Loans
Commercial	43,844	42,942	41,540
Commercial real estate	28,782	28,463	27,363
Residential mortgages	20,656	20,730	16,572
Retail	45,500	45,671	43,430

Total loans	138,782	137,806	128,905
Less allowance for loan losses	(2,035)	(2,041)	(2,082)

Net loans	136,747	135,765	126,823
Premises and equipment	1,817	1,841	1,877
Goodwill	7,267	7,005	6,277
Other intangible assets	3,128	2,874	2,533
Other assets	12,449	12,522	10,337

Total assets	$209,907	$209,465	$198,466

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$29,384	$32,214	$28,880
Interest-bearing	69,995	70,024	71,751
Time deposits greater than $100,000	22,365	22,471	19,087

Total deposits	121,744	124,709	119,718
Short-term borrowings	20,651	20,200	14,273
Long-term debt	39,327	37,069	38,071
Other liabilities	7,929	7,401	7,196

Total liabilities	189,651	189,379	179,258
Shareholders’ equity
Preferred stock	1,000	—	—
Common stock	20	20	20
Capital surplus	5,819	5,907	5,889
Retained earnings	19,568	19,001	17,276
Less treasury stock	(5,394)	(4,413)	(3,590)
Other comprehensive income	(757)	(429)	(387)

Total shareholders’ equity	20,256	20,086	19,208

Total liabilities and shareholders’ equity	$209,907	$209,465	$198,466